Filed Pursuant to Rule 424(b)(3)
Registration No. 333-161031
P R O S P E C T U S

10,212,750 Shares

SOMAXON PHARMACEUTICALS, INC.

Common Stock

     This prospectus relates to the resale from time to time of up to 10,212,750 shares of our common stock by the selling security holders named in this prospectus and certain transferees of the selling security holders. Of these shares, 5,106,375 were issued pursuant to a private placement that closed on July 8, 2009, and an additional 5,106,375 shares are issuable upon the exercise of warrants sold in the private placement which became exercisable on July 8, 2009 and expire on July 8, 2016. The private placement is more fully described on pages 6 through 8 of this prospectus under the heading “Selling Security Holders.” We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling security holders, although we may receive proceeds upon the exercise of the warrants.
     The selling security holders may sell the shares of common stock being offered by this prospectus from time to time at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices, and on other terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” We will not be paying any underwriting discounts or commissions in this offering.
     Our common stock is traded on the Nasdaq Capital Market under the symbol “SOMX.” On August 18, 2009, the last reported sale price of our common stock on the Nasdaq Capital Market was $1.88 per share.
     Investing in our common stock involves a high degree of risk. You are urged to read the section entitled “Risk Factors” beginning on page 4 of this prospectus, which describes specific risks and other information that should be considered before you make an investment decision.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 19, 2009.

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, on August 4, 2009. The prospectus relates to 10,212,750 shares of our common stock, including 5,106,375 shares of our common stock issuable upon the exercise of warrants, which the selling security holders named in this prospectus may sell from time to time. We will not receive any of the proceeds from these sales, except that upon any exercise of the warrants by payment of cash, we will receive the exercise price of the warrants. We have agreed to pay the expenses incurred in registering these shares, including legal and accounting fees.
     You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not, and the selling security holders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling security holders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have subsequently changed.
     You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information.”

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PROSPECTUS SUMMARY
     This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and the documents that we incorporate by reference into this prospectus, before making an investment decision. Unless the context requires otherwise, in this prospectus and the information incorporated herein by reference, the terms “Somaxon,” “we,” “us” and “our” refer to Somaxon Pharmaceuticals, Inc., a Delaware corporation. References to “selling security holders” refer to the stockholders listed herein under the heading “Selling Security Holders” on page 6, who may sell shares from time to time as described in this prospectus.
SOMAXON PHARMACEUTICALS, INC.
     We are a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded products and late-stage product candidates for the treatment of diseases and disorders in the central nervous system therapeutic area. We originally submitted our New Drug Application, or NDA, for Silenor® (doxepin) for the treatment of insomnia to the U.S. Food and Drug Administration, or FDA, on January 31, 2008. The FDA accepted the NDA for filing effective March 31, 2008.
     Pursuant to Prescription Drug User Fee Act, or PDUFA, guidelines, the FDA was expected to complete its review and provide an action letter with respect to the NDA by December 1, 2008. However, in November 2008, the FDA indicated that its review of the NDA would be extended for up to three additional months, resulting in a new PDUFA date of February 28, 2009.
     On February 25, 2009, we received a Complete Response Letter from the FDA relating to the NDA. In the Complete Response Letter, the FDA stated that the NDA could not be approved in its then-current form. The FDA raised a number of issues relating to the interpretation of the efficacy data contained in the NDA and indicated that the FDA was open to a discussion of these concerns. The FDA did not request us to conduct additional clinical trials of Silenor.
     With respect to safety, the FDA also noted that there were no adverse events observed that would preclude approval, but asked us to address the possibility that doxepin may prolong the cardiac QT interval. We responded by submitting to the FDA the results of our completed clinical trial of doxepin that evaluated the potential for electrocardiogram, or ECG, effects. The results of this clinical trial demonstrated that doxepin had no effect on QT interval prolongation when administered at 6 mg or under exaggerated exposure conditions of 50 mg.
     We held a meeting with the FDA on April 6, 2009 to discuss the issues raised in the Complete Response Letter. In the meeting, the FDA stated that to obtain approval of a chronic insomnia treatment, objective and subjective efficacy must be established in both adult and elderly patient populations, and efficacy must be shown both at the beginning of treatment and on a persistent basis, defined to be at least one month. No additional safety issues were raised in the meeting.
     Based on the feedback we received at the meeting, we conducted additional analyses of our Silenor clinical data focused on the durability of subjective sleep maintenance efficacy in adults with primary insomnia. We completed these analyses and included the results in a resubmission of the NDA to the FDA filed on June 4, 2009. The resubmission also included the previously-submitted results of our completed clinical trial of doxepin that evaluated the potential for ECG effects. The FDA has accepted the resubmission for review and confirmed that the review cycle will be six months, resulting in a new FDA action date of December 4, 2009.
     Based on the complete response letter and our meeting with the FDA, we will no longer pursue approval of a 1 mg dose of Silenor, nor will we seek approval of a statement in the indication section of the label that clinical trials of Silenor have demonstrated improvement in sleep onset.

     We believe that Silenor is highly differentiated from currently available insomnia treatments, and if approved, could have significant advantages in a large and growing market. We continue to engage in discussions with third parties with the goal of securing a commercial partnership relating to the commercialization of Silenor.
     We were incorporated in Delaware in August 2003. Our principal executive offices are located at 420 Stevens Avenue, Suite 210, Solana Beach, California 92075, and our telephone number is (858) 480-0400. Our website address is www.somaxon.com. The information on, or accessible through, our website is not part of this report.
     We have received a trademark registration from the U.S. Patent and Trademark Office, or USPTO, for our corporate name, SOMAXON PHARMACEUTICALS, for use in connection with pharmaceutical preparations for the treatment of neurological, psychiatric and rheumatologic disorders. We have obtained foreign trademark registrations for the trademark SOMAXON PHARMACEUTICALS in Europe, Japan and Australia and have a pending foreign trademark application for the same mark in Canada. We have received trademark registrations for the trademark SILENOR in the U.S. and Europe and have applied for trademark registration for the same mark in Canada and Mexico. All other trademarks, trade names and service marks appearing in this report are the property of their respective owners. Use or display by us of other parties’ trademarks, trade dress or products is not intended to and does not imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

THE OFFERING

Issuer	Somaxon Pharmaceuticals, Inc.

Selling Security Holders	Accredited investors who purchased shares of our common stock and warrants in a private placement in July 2009.

Securities offered by Selling Security Holders	10,212,750 shares of our common stock, which includes 5,106,375 shares issuable to the selling security holders named in this prospectus upon the exercise of the warrants sold in the private placement.

Use of Proceeds	We will not receive any proceeds from sales of the shares of common stock sold from time to time under this prospectus by the selling security holders. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants, which will be used for general corporate purposes.

Warrants	Each warrant sold in the private placement is exercisable for shares of our common stock at an initial exercise price of $1.155 per share, subject to adjustment upon certain events. The warrants were exercisable upon issuance and will expire at 5:00 p.m., New York City time, on July 8, 2016.

Trading of Warrants	The common stock underlying the warrants sold in the private placement is being registered for resale hereunder. The warrants themselves have not been, are not hereby being, and are not expected to be registered under the Securities Act of 1933, as amended, or the Securities Act. Currently, there is no public market for the warrants, and we do not expect that any such market will develop. The warrants will not be listed on any securities exchange or included in any automated quotation system.

Risk Factors	An investment in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 for a discussion of certain factors that you should consider when evaluating an investment in our common stock.

Nasdaq Capital Market symbol	“SOMX”

RISK FACTORS
     Before you decide whether to purchase any of our common stock, in addition to the other information in this prospectus, you should carefully consider the risk factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K for the year ended December 31, 2008 and our most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which are incorporated by reference into this prospectus, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act. For more information, see the section entitled “Incorporation of Certain Information by Reference.”
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus, including the information we incorporate by reference, contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this prospectus regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “hope,” “intend,” “may,” “plan,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results may differ materially from those set forth in this prospectus or any prospectus supplement, including the information we incorporate by reference, due to the risks and uncertainties inherent in our business, including, without limitation, the following risks: our interpretation of our communications and interactions with the FDA relating to the requirements for approval of the NDA for Silenor, and the FDA’s agreement with such interpretation; our interpretation of the results of our clinical trials for Silenor, the timing of the interpretation of such results and the FDA’s agreement with such interpretation; the potential for Silenor to receive regulatory approval for one or more indications on a timely basis or at all; the potential for the FDA to impose non-clinical, clinical or other requirements to be completed before or after regulatory approval of Silenor; our ability to demonstrate to the satisfaction of the FDA that potential NDA approval of Silenor is appropriate without standard, long-term carcinogenicity studies, given the context of completed trials and pending studies; the timing and results of non-clinical studies for Silenor, and the FDA’s agreement with our interpretation of such results; our ability to raise sufficient capital to meet FDA requirements and otherwise fund our operations, to meet our obligations to parties with whom we contract relating to financing activity, and the impact of any such financing activity on the level of our stock price; the impact of any inability to raise sufficient capital to fund ongoing operations, including the potential to be required to restructure the company or to be unable to continue as a going concern; our ability to successfully commercialize Silenor, if it is approved by the FDA; the potential to enter into and the terms of any strategic transaction relating to Silenor; the scope, validity and duration of patent protection and other intellectual property rights for Silenor; whether any approved label for Silenor is sufficiently consistent with such patent protection to provide exclusivity for Silenor; our ability to operate our business without infringing the intellectual property rights of others; inadequate therapeutic efficacy or unexpected adverse side effects relating to Silenor that could delay or prevent regulatory approval or commercialization, or that could result in recalls or product liability claims; other difficulties or delays in development, testing, manufacturing and marketing of and obtaining regulatory approval for Silenor; the market potential for insomnia treatments, and our ability to compete with that market; and other risks detailed in our periodic filings with the Commission. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 21E of the Private Securities Litigation Reform Act of 1995. You should not rely unduly on these forward-looking statements, which speak only as of the date on which they were made. We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.
USE OF PROCEEDS
     We are registering these shares pursuant to the registration rights granted to the selling security holders in connection with our July 2009 private placement. We are not selling any securities under this prospectus and will not receive any proceeds from sales of the shares of common stock sold from time to time under this prospectus by the selling security holders.

     Some of the shares covered by this prospectus are issuable upon exercise of warrants to purchase our common stock. Upon any exercise of the warrants for cash, the selling security holders would pay us the exercise price of the warrants, which would be used for general corporate purposes. The cash exercise price of the warrants is $1.155 per share of our common stock. Under certain conditions set forth in the warrants, the warrants are exercisable on a cashless (net-exercise) basis. If any warrants are exercised on a cashless basis, we would not receive any cash payment from the selling security holders upon the exercise of these warrants.
     We have agreed to pay all costs, expenses and fees relating to registering the shares of our common stock referenced in this prospectus. The selling security holders will pay any brokerage commissions or similar charges incurred for the sale of such shares of our common stock. We may be liable for damages, characterized in our agreement as liquidated damages, if we do not maintain the effectiveness of the registration statement, of which this prospectus is a part, or the listing of the common stock on the Nasdaq Capital Market, the Nasdaq Global Market, the New York Stock Exchange or the American Stock Exchange, in each case for a period of ten consecutive days or for more than thirty days in any 365-day period. The amount of the damages, characterized in our agreement as liquidated damages, is one percent per applicable ten or thirty day period, subject to an aggregate cap of eight percent per calendar year, of the aggregate purchase price of the shares then held by such purchasers that are registrable securities. The relevant agreement provides that such liquidated damages are not exclusive of other damages which the selling stockholders are able to prove.

SELLING SECURITY HOLDERS
     On July 8, 2009, we issued an aggregate of 5,106,375 shares of common stock and warrants to purchase an additional 5,106,375 shares of common stock in a private placement to various accredited investors pursuant to a Securities Purchase Agreement. Pursuant to the Securities Purchase Agreement, we agreed to file a registration statement, of which this prospectus is a part, with the Commission to register the shares of our common stock we issued in the private placement and the shares of common stock issuable upon exercise of the warrants, and to keep the registration statement continuously effective until the earlier of (a) July 8, 2011, (b) such time as all such shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (c) the date on which the shares may be sold pursuant to Rule 144 of the Securities Act, without volume or manner of sale restrictions.
     The warrants issued to the purchasers in the private placement became exercisable on July 8, 2009, at an exercise price of $1.155 per share, and expire on July 8, 2016. Pursuant to conditions set forth in the warrants, the warrants are exercisable under certain circumstances on a cashless (net-exercise) basis. If certain changes occur to our capitalization, such as a stock split or stock dividend of the common stock, then the exercise price and number of shares issuable upon exercise of the warrants will be adjusted appropriately.
     We have included in this prospectus and related registration statement the shares issuable upon exercise of the warrants issued in the private placement to the selling security holders.
     The following table sets forth:
•	the name of each of the selling security holders;

•	the number of shares of our common stock beneficially owned by each such selling security holder prior to this offering;

•	the percentage (if one percent or more) of common stock owned by each such selling security holder prior to this offering;

•	the number of outstanding shares of our common stock being offered by each such selling security holder pursuant to this prospectus;

•	the number of shares of our common stock issuable upon exercise by each such selling security holder of the warrants being offered pursuant to this prospectus;

•	the number of shares of our common stock beneficially owned by each such selling security holder upon completion of this offering; and

•	the percentage (if one percent or more) of common stock owned by each such selling security holder upon completion of this offering.
     This table is prepared based on information supplied to us by the selling security holders, and reflects holdings as of August 3, 2009. As used in this prospectus, the term “selling security holder” includes each of the selling security holders listed below, and any donees, pledges, transferees or other successors in interest selling shares received after the date of this prospectus from a selling security holder as a gift, pledge, partnership distribution or other non-sale related transfer. The aggregate number of shares in the columns “Number of Outstanding Shares Being Offered” and “Shares Issuable Upon Exercise of Warrants Being Offered” represents the total shares that a selling security holder may offer under this prospectus. Each selling security holder may sell some, all or none of its shares. The number of shares in the column “Shares of Common Stock Beneficially Owned After Offering” assumes that the selling security holder sells all of the shares covered by this prospectus. We do not know how long the selling security holders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling security holders regarding the sale of any of the shares. Each of the selling security holders listed below has certified that (i) it purchased the shares in the ordinary course of business, and (ii) at the time of purchase of the shares to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute such shares.
     Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Exchange Act. The percentage of shares beneficially owned prior to the offering is based on 23,596,136 shares of our common stock actually outstanding as of August 3, 2009 after the private placement.

     The selling security holders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares since the date on which the information in the table is presented. Information about the selling security holders may change over time.
     Except as noted in the footnotes to the table below, no selling security holder has had, within the past three years, any position, office or material relationship with us or any of our predecessors or affiliates.

	Shares of Common		Number of	Shares Issuable	Shares of Common
	Stock Beneficially		Outstanding	Upon Exercise	Stock Beneficially
	Owned Prior to the		Shares Being	of Warrants	Owned After
Security Holder	Offering(1)		Offered	Being Offered	Offering(2)
	Number	Percent			Number	Percent
MPM Bioventures III, L.P.(3)	331,207	1.4	71,553	71,553	188,101	—
MPM Bioventures III-QP, L.P.(3)	4,925,671	20.0	1,064,125	1,064,125	2,797,421	9.7
MPM BioVentures III GmbH & Co. Beteiligungs KG (3)	416,240	1.8	89,923	89,923	236,394	—
MPM Bioventures III Parallel Fund, L.P.(3)	148,790	—	32,144	32,144	84,502	—
MPM Asset Management Investors 2005 BVIII LLC(3)	87,247	—	18,848	18,848	49,551	—
MVA Investors, LLC(4)	610,212	2.6	305,106	305,106	—	—
Boxer Capital, LLC(4)	1,942,978	7.9	971,489	971,489	—	—
Montreux Equity Partners II SBIC, LP(5)	1,483,901	6.2	425,531	425,531	632,839	2.2
Montreux Equity Partners III SBIC, LP(5)	1,562,666	6.5	425,531	425,531	711,604	2.5
BAVP, LP(6)	3,002,858	12.5	510,638	510,638	1,981,582	6.9
Prospect Venture Partners III, L.P.(7)	1,717,168	7.1	425,531	425,531	866,106	3.0
Domain Partners VI, L.P.(8)	1,596,766	6.7	294,714	294,714	1,007,338	3.5
DP VI Associates, L.P.(8)	17,898	—	3,158	3,158	11,582	—
Konrad Hans von Emster and Elizabeth F von Emster Revocable Trust Dated January 18, 2005(9)	116,998	—	42,553	42,553	31,892	—
Freidenrich Family Trust	357,554	1.5	170,212	170,212	17,130	—
E & M RP Trust	719,599	3.0	255,319	255,319	208,961	—

—	Represents less than 1%.

(1)	The number of shares presented in this table as owned prior to this offering includes all shares of common stock issuable upon exercise of the warrants issued pursuant to the private placement of our common stock, which closed on July 8, 2009, as evidenced by the shares issuable upon exercise of the warrants listed in the table.

(2)	The selling security holders identified in this table may sell some, all or none of the shares owned by them that are registered under this registration statement. While we do not currently have knowledge of any agreements, arrangements or understandings with respect to the sale of any of the shares registered hereunder (other than the registration rights provisions of the securities purchase agreement referenced above), as required for purposes of this table, we are assuming that the selling security holders will sell all of the shares indicated in the table. The percentage of shares beneficially owned after the offering is based on 28,702,511 shares of our common stock which is the sum of the 23,596,136 shares of our common stock actually outstanding as of August 3, 2009, plus 5,106,375 warrants assumed to be exercised.

(3)	MPM BioVentures III GP, L.P. and MPM BioVentures III LLC are the direct and indirect general partners of MPM BioVentures III-QP, L.P., MPM BioVentures III GmbH & Co. Beteiligungs KG, MPM BioVentures III, L.P. and MPM BioVentures III Parallel Fund, L.P. The members of MPM BioVentures III LLC and MPM Asset Management Investors 2005 BVIII LLC are Luke Evnin, Ansbert Gadicke, Nicholas Galakatos, Dennis Henner, Nicholas Simon III, Michael Steinmetz and Kurt C. Wheeler, a director of the Company, who disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. The number of shares beneficially owned excludes 32,651 stock options held by Kurt C. Wheeler that are exercisable within 60 days of August 3, 2009.

(4)	Boxer Asset Management Inc. is the managing member and majority owner of Boxer Capital, LLC. Joseph Lewis is the sole indirect owner and controls Boxer Asset Management Inc. MVA Investors, LLC is the independent personal investment vehicle of certain employees of Boxer Capital, LLC and Tavistock Life Sciences Company, which is a Delaware corporation and an affiliate of Boxer Capital, LLC. As such, MVA Investors, LLC is not controlled by Boxer Capital, LLC, Boxer Asset Management Inc. and Joseph Lewis.

(5)	The shares are owned directly by Montreux Equity Partners II SBIC, L.P. (“MEP II”), and Montreux Equity Partners III SBIC, L.P. (“MEP III”), and may be deemed to be beneficially owned indirectly by Montreux Equity Management II SBIC, LLC (“MEM II”), as general partner of MEP II and Montreux Equity Management III SBIC, LLC (“MEM III”), as general partner of MEP III. MEM II and MEM III disclaim any beneficial ownership of the reported securities except to the extent of any pecuniary interest therein. The managing members of MEM II and MEM III are Howard D. Palefsky and Daniel K. Turner III, a director of the company until August 2008 (“Managing Members”). Each of the Managing Members disclaims any beneficial ownership of the reported securities except to the extent of any pecuniary interest therein.

(6)	The managing members of Scale Venture Management I, LLC, formerly known as BA Venture Partners VI, LLC, the ultimate general partner of BAVP, L.P., share voting and dispositive power with respect to the shares held by BAVP, L.P. The managing members of Scale Venture Management I, LLC are Louis C. Bock, Mark Brooks, Kate Mitchell and Rory O’Driscoll, who disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(7)	The voting and disposition of the shares held by Prospect Venture Partners III, L.P. is determined by its general partner, Prospect Management Co. III, L.L.C. whose managing members disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(8)	The managing members of One Palmer Square Associates VI, L.L.C., the general partner of Domain Partners VI, L.P. and DP VI Associates, L.P., share voting and dispositive power with respect to the shares held by Domain Partners VI, L.P. and DP VI Associates, L.P. The managing members of One Palmer Square Associates VI, L.L.C. are James C. Blair, Brian H. Dovey, Kathleen K. Schoemaker, Jesse I. Treu, a director of the Company, and Nicole Vitullo, who disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. The number of shares beneficially owned excludes 31,755 stock options held by Jesse I. Treu that are exercisable within 60 days of August 3, 2009.

(9)	Kurt von Emster, a director of the Company, is a trustee of the Konrad Hans von Emster and Elizabeth F von Emster Revocable Trust Dated January 18, 2005. The number of shares beneficially owned includes 31,755 stock options held by Konrad Has von Emster that are exercisable within 60 days of August 3, 2009.

PLAN OF DISTRIBUTION
     We are registering the shares of common stock issued to the selling security holders and issuable upon exercise of the warrants to permit the resale of these shares of common stock by the holders of the shares of common stock and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.
     The selling security holders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
     The selling security holders may use any one or more of the following methods when disposing of shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the Commission;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
     The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling security holders are not obligated to, and there is no assurance that the selling security holders will, sell all or any of the shares we are registering. The selling security holders may transfer, devise or gift such shares by other means not described in this prospectus.
     In connection with the sale of our shares, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction to the extent required by law).

     The aggregate proceeds to the selling security holders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.
     Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling security holder. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.
     The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
     The selling security holders, broker-dealers or agents that participate in the sale of the common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling security holders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.
     The selling security holders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of any of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time under this prospectus as it may be supplemented from time to time, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.
     To the extent required, the shares to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
     The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.
     We have agreed with the selling security holders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) July 8, 2011, (2) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, or (3) the date on which all of the shares may be sold pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS
     The validity of the issuance of the shares of our common stock described herein will be passed upon by Latham & Watkins LLP, San Diego, California.
EXPERTS
     The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. You can request copies of these documents by writing to the Commission and paying a fee for the copying costs. The Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our Commission filings are available at the Commission’s website at http://www.sec.gov.
     This prospectus is part of a registration statement that we filed with the Commission. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the Commission at the address listed above or from the Commission’s Internet website.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering, and also between the date of the initial registration statement and prior to effectiveness of the registration statement:
•	our quarterly report on Form 10-Q for the quarter ended June 30, 2009, filed on August 7, 2009, and the quarter ended March 31, 2009, filed on May 8, 2009;

•	our definitive proxy statement on Schedule 14A filed on April 30, 2009 (other than the portions of such Proxy Statement that are furnished rather than filed under the Exchange Act);

•	our annual report on Form 10-K for the year ended December 31, 2008, filed on March 13, 2009;

•	our current reports on Form 8-K filed on January 23, 2009, February 23, 2009, March 2, 2009, March 12, 2009, March 26, 2009, April 15, 2009, April 24, 2009, June 10, 2009, July 8, 2009, July 21, 2009 and July 23, 2009;

•	the description of our common stock contained in our registration statement on Form 8-A, filed on December 12, 2005; and

•	all documents filed by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before termination of this offering.

     To the extent that any information contained in any filings we have made or will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, or any exhibit thereto, was furnished, rather than filed with the Commission, such information or exhibit is specifically not incorporated by reference in this prospectus.
     This prospectus is part of a registration statement on Form S-3 that we have filed with the Commission under the Securities Act. The rules and regulations of the Commission allow us to omit from this prospectus certain information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.
     These documents may also be accessed on our website at www.somaxon.com. Except as otherwise specifically incorporated by reference in this prospectus, information contained in, or accessible through, our website is not a part of this prospectus.
     You may request a copy of any or all of the information incorporated by reference, at no cost, by writing or telephoning us at the following address:
Somaxon Pharmaceuticals, Inc.
420 Stevens Avenue, Suite 210
Solana Beach, California 92075
Attention: Corporate Secretary
(858) 480-0400